Exhibit 10.3

Form of Restricted Stock Award Agreement

This Restricted Stock Award Agreement (the “Agreement”) is entered into and made as of             , 20     (the “Date of Grant”), between Transmeridian Exploration, Inc., a Delaware corporation (together with its affiliated entities, the “Company”), and                                          (the “Grantee”). The Grantee serves as                                          of the Company, and the Company desires, pursuant to its 2003 Stock Compensation Plan (the “Plan”), to pay a portion of the 2006 incentive bonus awarded the Grantee in shares of common stock, par value $0.0006 per share, of the Company (the “Common Stock”), with certain restrictions as described herein.

1) Restricted Stock Award. The Company hereby irrevocably awards to the Grantee              shares of Common Stock (the “Restricted Stock”) on the terms and conditions set forth herein.

2) Delivery of Shares; Registration. The Company shall instruct the Transfer Agent to deliver the shares of Restricted Stock that are vested to the Grantee as soon as practicable, but in any event within ten (10) days of the date of vesting. The Company intends that the shares issuable pursuant to this Agreement will be registered under a Form S-8 Registration Statement (“Form S-8”) covering the Plan. If such Form S-8 is effective, the Grantee has been, and hereby acknowledges receipt of, or will be given prior to the vesting of the Restricted Stock, a Prospectus describing the Plan and providing disclosures about the Company’s business and financial information, including risk factors related to an investment in its Common Stock. The Company does not represent or warrant that such Form S-8 will be effective on the date of vesting. If the shares issuable upon vesting are not registered under a Form S-8 or are otherwise restricted as to resale by the Grantee under the provisions of the Securities Act of 1933 (the “Act”), the share certificates which are issued upon vesting of this Restricted Stock will carry a restrictive legend, which will indicate that they have not been registered under the Act or are otherwise restricted as to resale. Shares which are not registered or are otherwise restricted may not be readily marketable and the Grantee should be aware that he or she may be required to bear the risk of an investment in the Common Stock for a period of at least one year, if not indefinitely. In this event, the Company may require the Grantee to make certain representations related to the investment in the Company’s Common Stock. The Grantee is urged to seek financial and/or legal advice to assess the financial considerations and potential risk related to this Restricted Stock award. The Grantee shall have the right at any time to refuse the receipt of vested shares of Restricted Stock by providing written notice of such decision to the Company.

3) Rights as a Stockholder; Dividends. Except as otherwise provided herein, during the time the Restricted Stock is held by the Transfer Agent prior to vesting, the Grantee shall have all rights and privileges of a stockholder of the Company with respect to any of the shares subject to the Restricted Stock including, without limitation, the right to vote such shares. Notwithstanding the foregoing, however, no right or interest in the Restricted Stock prior to vesting of such Restricted Stock will be assignable or transferable, or subjected to any lien, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. Except as may be specifically provided in the Plan or this Agreement, including, without limitation, the provisions of Section 9 hereof, the Grantee shall have the right to receive dividends on shares which have not been vested and an adjustment be made for stock dividends or similar rights granted prior to the date of vesting of the Restricted Stock.

4) Vesting of Stock Award. The restrictions on transfer set forth in the Plan and in this Agreement on the Restricted Stock shall lapse at such time as the shares are vested; provided, however, that with respect to the shares vesting upon the effective date of this Agreement, Grantee agrees not to sell one-half of such shares for a period of six (6) months following the date hereof. Subject to adjustment pursuant to Section 5, below, all the shares of Restricted Stock granted hereby shall vest upon the effective date of this Agreement.

If the Grantee is a consultant to the Company, vesting shall occur under this section if the Grantee is available to perform the consulting services contemplated under this Agreement on each such anniversary date, whether or not such services are actually being performed on these dates. In the event of a question as to whether the Grantee is available to perform services to the Company, the decision of the Compensation Committee of the Board of Directors of the Company (the “Committee”), in its sole discretion, shall be binding.

5) Termination of Service. In the event of termination of the Grantee’s service relationship (whether as an employee, director, advisor or consultant) with the Company before the Restricted Stock has vested in full, the terms of this Section 5 shall apply. The terms, provisions and definitions of this Section 5 shall have application only for purposes of this Agreement and shall not have general application to the Grantee’s termination of service with the Company.

a)	Termination by Death or Disability. If the Grantee’s service relationship is terminated as a result of the Grantee’s death or disability (as defined in the Plan), then the Grantee shall, solely for the purpose of determining vesting under this Agreement, be credited with service through the next vesting date and the Grantee or the Grantee’s representative shall be entitled to receive such portion of the Restricted Stock that is vested at such time.

b)	Retirement from the Company. If the Grantee retires as an employee or director of the Company upon the attainment of at least 60 years of age with at least five continuous years of service to the Company, the Restricted Stock shall become fully vested upon such retirement.

c)	Termination for Cause. In the event that the Grantee’s service to the Company is terminated for Cause (as herein defined), all of the Grantee’s rights to receive the unvested Restricted Stock shall immediately be terminated. To the extent the vesting and delivery of the Restricted Stock has not been completed or has been suspended pending the outcome of a review of the Grantee’s status with the Company by the Committee relating to a potential termination for Cause, such pending vesting and delivery may be cancelled upon Grantee’s termination resulting from such Cause. Solely for the purposes of this Agreement, “Cause” is defined as (i) gross negligence or willful misconduct in the performance or breach of duties required of the Grantee, (ii) conviction of a felony, (iii) the material breach of any corporate policy or code of conduct established by the Company, including the disclosure of confidential information about the Company, or (iv) willful conduct that the Grantee knows or should know is materially injurious to the Company. The Committee is solely responsible for the decision to terminate the Grantee for Cause, and the Grantee must be notified in writing of such termination.

d)	Termination Related to Unsatisfactory Performance. If the Grantee’s service relationship is terminated by the Company for Unsatisfactory Performance (as herein defined), and the Grantee has completed at least one year of service to the Company, the Grantee shall, solely for purpose of determining vesting under this Agreement, be credited with an additional six months of service, and the Grantee shall be entitled to receive the amount of such Restricted Stock that is vested as of such vesting date. If the Grantee has not completed one year of service to the Company, the Grantee’s rights to the unvested portion of the Restricted Stock shall immediately expire and terminate, but the Grantee shall be entitled to receive any vested portion of the Restricted Stock. Solely for the purposes of this Agreement, “Unsatisfactory Performance” is defined as (i) failure to meet the minimum requirements of the position, (ii) excessive absenteeism, (iii) insubordinate behavior, (iv) behavior which is disruptive to the work environment or detrimental to the performance of other employees, (v) negative comments about the Company to investors, customers or others outside the Company, (vi) breach of any corporate policy or code of conduct established by the Company, or (vii) failure to perform the duties and responsibilities required of the Grantee at substantially the same level of performance previously established by the Grantee. The Grantee may be terminated for Unsatisfactory Performance by his or her direct supervisor. In the event that the Grantee does not agree with the reasons for such termination, the Grantee may appeal to the Committee, whose decision in the matter shall be final. To the extent that the actions giving rise to termination of service may qualify as both for “Cause” and “Unsatisfactory Performance,” the Committee shall have the sole discretion to determine which category shall apply to such termination.

e)	Other Termination by the Company. If the Grantee’s service relationship with the Company is terminated by the Company for any reason other than Cause or Unsatisfactory Performance after the Grantee has completed one year of service, the unvested portion of the Restricted Stock shall vest proportionately for the portion of the year or other vesting period, if applicable, completed upon the date of termination. If the Grantee has not completed one year of service at the time of such termination by the Company, the Grantee’s rights in the unvested portion of the Restricted Stock shall immediately expire, and the Grantee shall be entitled only to any vested portion of the Restricted Stock

f)	Voluntary Resignation. If the Grantee voluntarily resigns or otherwise terminates his service relationship with the Company, the Grantee’s rights in the unvested portion of the Restricted Stock shall immediately expire, and the Grantee shall be entitled only to any vested portion of the Restricted Stock.

g)

Conduct by the Grantee. Notwithstanding the voluntary resignation or other termination of the Grantee, if the Company determines, prior to the delivery of shares upon any vesting of the Restricted Stock, that the Grantee has engaged in conduct which would justify termination for Cause or Unsatisfactory Performance, the vesting period of any portion of the Restricted Stock for which vesting and delivery have not been completed may be retroactively extended to conform to the date of Grantee’s resignation or termination, with the effect that the Grantee’s rights in such shares shall expire on such date and Grantee shall not be entitled to such portion of the Restricted Stock.

i)	Employment Agreements. If the Grantee is a party to any employment or consulting agreement with the Company that provides for treatment of the Restricted Stock that is inconsistent with the provisions of this Section 5 or any other provision of this Agreement, the agreement providing the more favorable treatment to the Grantee shall prevail.

6) Tax Status and Withholding. The provisions of the Code pertaining to Restricted Stock can have significant tax implications for the Grantee. The Grantee is strongly urged to consult with the Grantee’s own tax advisors regarding the tax effects of the Restricted Stock. The Company specifically disclaims any undertaking or obligation to advise the Grantee of these tax consequences and will not under any circumstances provide tax advice to the Grantee.

Upon vesting of any portion of the Restricted Stock, the Company shall advise the Grantee of the amount of any required income or other tax withholding due upon vesting. The Grantee must make arrangements to pay this tax withholding amount promptly in order to receive the Common Stock. If such amount has not been paid within thirty (30) days following the vesting date, the portion of the Restricted Stock for which such tax withholding amount is due shall be forfeited by the Grantee. The amount of the withholding shall be computed by the Company based on the guidance of its tax advisors and shall be presumed to be correct. If the Grantee is not in agreement with such guidance, he or she may submit an opinion from a qualified tax advisor for the consideration of the Company. The Committee shall review such opinion and make a final decision, which decision shall be binding on the Grantee.

7) Non-Transferability of Restricted Stock. The unvested portion of the Restricted Stock is not transferable by the Grantee other than as may be permitted under policies that may be adopted by the Committee in its sole discretion. Except as permitted by the preceding sentence, the unvested portion of the Restricted Stock, or any right granted under this Agreement, shall not be transferred, assigned, pledged, hypothecated or disposed of in any other way (whether by operation of law or otherwise), or be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the unvested portion of the Restricted Stock or of such other rights contrary to the provisions hereof, or to subject the unvested portion of the Restricted Stock and such other rights to execution, attachment or similar process, shall be null and void.

8) Adjustment Provisions. In accordance with the provisions of the Plan, in the event of changes in the Common Stock by reason of any stock split, combination of shares, stock dividend, reclassification, merger, consolidation, reorganization, recapitalization or similar adjustment prior to the delivery by the Company of all shares of Restricted Stock to the Grantee, the Company shall make appropriate adjustments to the number and class of the shares which remain subject to this Agreement at that time. The Company shall notify the Grantee in writing of any such adjustments.

9) Change in Status of the Company. In accordance with the provisions of the Plan, any Corporate Transaction or Change of Control (as such terms are defined in the Plan) shall result in the modification of certain provisions of the Restricted Stock, as provided under Section 8 of the Plan. Furthermore, the Board of Directors of the Company, in its sole discretion, shall be permitted under this Agreement to provide for immediate and full vesting of the Restricted Stock in contemplation of and prior to consummation of any Corporate Transaction or Change of Control.

10) No Obligation to Maintain Relationship or Grant Restricted Stock. Nothing contained in this Agreement shall obligate the Company in any way to continue the employment or other relationship of the Grantee to the Company, nor shall it interfere in any way with the right of the Company to terminate the employment or services of the Grantee at any time. The Grantee also agrees and acknowledges that the grant of Restricted Stock is completely discretionary and that the Company is under no obligation to make any future awards of Restricted Stock to the Grantee.

11) Incorporation of Plan Provisions. This Agreement is being entered into pursuant to, and is subject to, the terms and provisions of the Plan, a copy of which has been provided to the Grantee. All of the terms and provisions of the Plan are incorporated herein by reference, and capitalized terms used, but not otherwise defined, herein shall have the meanings given them in the Plan. Any amendments to the Plan which are made subsequent to the Date of Grant shall only be binding with respect to the Restricted Stock granted hereby if they are to the benefit of the Grantee. If the terms of this Agreement and the Plan are in conflict, such conflict shall generally be resolved in favor of the Grantee, subject to the final decision of the Committee, which decision shall be binding on the Grantee. All matters of administration or interpretation of this Agreement or the Plan shall be determined by the Committee or by management of the Company to the extent such duties have been delegated by the Committee.

12) Notices. Notices and other communications provided for herein shall be in writing and shall be hand delivered or sent by certified mail, return receipt requested, to the appropriate address set forth below, subject to written notice of change of address given by any party to the other party, and such notices and communications shall be deemed to be given upon dispatch:

If to the Company, to:

Transmeridian Exploration, Inc.

Attn: Chief Executive Officer

300 N. Sam Houston Pkwy E, Suite 300

Houston, Texas 77060

(281) 999-9091 (Phone)

(281) 999-9094 (Fax)

If to the Grantee, at the address stated below his or her signature on this Agreement.

13) Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws. If any provision of this Agreement or the Plan shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, such provision shall be reformed to the minimum extent necessary to cause such provision to be valid and enforceable, while preserving the intent of the parties. If such provision cannot be so reformed, such provision shall be severed from the Agreement or the Plan and the remaining terms and provisions of the Agreement and the Plan shall remain valid and enforceable to the maximum extent possible.

14) Successors. The provisions of this Agreement shall be binding upon, and inure to the benefit of, all successors and assigns of the Company, and all successors and assigns of the Grantee, including, without limitation, his or her estate and the executors, administrators or trustees thereof, his or her heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of the Grantee.

15) Modification. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto and when executed supersedes any prior oral or written agreements and understandings related to the Restricted Stock. This Agreement may be modified or amended only by a written instrument executed by the Company and the Grantee, except as specifically provided to the contrary by the Plan or this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TRANSMERIDIAN EXPLORATION INCORPORATED

By:
Lorrie T. Olivier
President and Chief Executive Officer

GRANTEE

Name:

Address: